Exhibit 99.1

Imperial reports voting results for election of directors

Calgary, AB – May 4, 2021 – Imperial Oil Limited (TSE: IMO, NYSE American: IMO) announced at its annual meeting of shareholders held on May 4, 2021, that each of the seven nominees proposed as directors of the company and listed in its management proxy circular dated March 17, 2021 were elected as directors. A total of 674,344,229 shares (91.86 percent of outstanding common shares) were represented in person or by proxy. The percentage of shares represented at the meeting that were voted to elect the individual directors are set out below:

Nominee:	For:	Withheld:

D.W. (David) Cornhill	649,845,433	24,498,796

B.W. (Bradley) Corson	656,343,284	18,000,945

M.R. (Matthew) Crocker	671,381,407	2,962,822

K.T. (Krystyna) Hoeg	664,148,118	10,196,111

M.C. (Miranda) Hubbs	669,057,757	5,286,472

J.M. (Jack) Mintz	643,739,018	30,605,211

D.S. (David) Sutherland	658,802,073	15,542,156

For further information:

Investor relations	Media relations
(587) 476-4743	(587) 476-7010

Source: Imperial

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.